Exhibit 99.1

FXCM Receives NYSE Notification Letter

NEW YORK, September 9, 2015 -- FXCM Inc. (NYSE:FXCM), (“The Company”) a leading online provider of foreign exchange (FX) trading and related services, announced that it was notified on September 3, 2015 by the New York Stock Exchange (“ NYSE ”) that it is not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual of the New York Stock Exchange, Inc. because the average closing price of the Company’s common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE.

The Company has notified the NYSE that it intends to cure the deficiency and to return to compliance with the NYSE continued listing requirement. Under NYSE rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement. The Company can regain compliance at any time during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month or on the last day of the cure period.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE under the symbol “FXCM”. At this time the Company believes that neither the notice nor a possible future delisting will have an impact on FXCM’s business operation or its activities as an online FX trading broker.

FXCM has already undertaken steps to cure the price condition by announcing, on July 21, 2015, that the Company’s Board of Directors approved a 1-for-10 reverse stock split, to be voted on by shareholders on September 21, 2015, which would likely, if approved and effected, bring the Company’s stock price back within compliance of Section 802.01C. The Company and Board of Directors believe that effecting the reverse stock split is in the Company’s and shareholders’ best interests and encourage all shareholders of record to vote in favor for the reverse stock split as this could ensure the avoidance of a delisting.

Disclosure Regarding Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995, which reflect FXCM's current views with respect to, among other things, its operations and financial performance in the future. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about FXCM's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the events that took place in the currency markets on January 15, 2015 and their impact on FXCM's capital structure, risks associated with FXCM's ability to recover all or a portion of any capital losses, risks relating to the ability of FXCM to satisfy the terms and conditions of or make payments pursuant to the terms of the credit agreement with Leucadia, risks related to FXCM's dependence on FX market makers, market conditions, and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other reports or documents FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov. This information should also be read in conjunction with FXCM's Consolidated Financial Statements and the Notes thereto contained in FXCM's Annual Report on Form 10-K, and in other reports or documents the FXCM files with, or furnishes to, the SEC from time to time, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (forex) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

CONTACT: FXCM Inc.

         Jaclyn Klein, 646-432-2463

         Vice-President, Corporate Communications

         jklein@fxcm.com

         investorrelations@fxcm.com